EXHIBIT 10.11


May 17, 2005


Mr. Bryan Klinger



Dear Bryan:

The following is a summary of the terms of employment with American TonerServ Corp. ("ATS") that we have discussed with you:

     * Effective May 17, 2005, your title will change from "President" to President and Chief Executive Officer."

     *  You will be offered a seat on the Company's Board of Directors.

     * Effective June 1, 2005 you will receive a monthly compensation of $7,000 per month until the compensation of the PIPE financing. The initial four (4) months of your compensation will be paid in advance by the Company (a total of $28,000).

     *  Upon the funding of an equity offering of at least $1 million:

        - Your base pay will be $200,000 payable semi-monthly (at that time, the Company will formally put you on payroll as an employee and withhold payroll taxes and provide other employee benefits).

        -  Your salary will be reviewed annually thereafter.

        - You will receive an opportunity to achieve cash bonus equal to 40% of your base salary. The bonus will be based upon criteria set by the Board of Director's compensation committee. As part of this arrangement, you will receive a one-time payment bonus of $15,000 upon commencement of this employment agreement.

        - You will be granted an additional 600,000 stock options to bring your total up to 700,000 options. These options will vest over four years and be exercisable at a price to be determined at the time of grant.

        - You will receive a three-year employment contract with a guarantee of one year. Additionally, you will receive a $750.00 auto allowance and coverage under the ATS medical plan.

This agreement supersedes any previous arrangements, verbal or written, with the Company. We look forward to a long and mutually rewarding relationship.

Sincerely,


Daniel J. Brinker
Chairman of the Board
American TonerServ Corp.



Agreed to: /s/ Dan Brinker                     Date:  5/19/05
           Dan Brinker, Chairman


Agreed to: /s/ Bryan D. Klinger                Date:  5/19/05
           Bryan D. Klinger